Exhibit 99

Marine Products Corporation Reports Third Quarter 2016 Financial Results

ATLANTA, October 26, 2016 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2016. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral’s sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. In addition, Chaparral manufactures SunCoast Sportdeck outboards and Vortex Jet Boats. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended September 30, 2016, Marine Products generated net sales of $55,361,000, a 17.7 percent increase, compared to $47,038,000 in the same period of the prior year. The increase in net sales was due primarily to a 12.5 percent increase in unit sales and a 1.7 percent increase in the average selling price per boat. During the quarter we generated higher unit sales among our SunCoast and Robalo outboard models, as well as our Vortex Jet Boats.

Gross profit for the quarter was $11,768,000, a 19.2 percent increase compared to gross profit of $9,874,000 in the same period of the prior year. Gross profit for the third quarter increased compared to the prior year due to higher net sales and slightly higher gross margin. Gross margin during the third quarter was 21.3 percent, compared to 21.0 percent in the third quarter of the prior year.

Operating profit for the quarter was $5,461,000, an increase of 22.6 percent compared to $4,454,000 in the third quarter of last year. Selling, general and administrative expenses were $6,307,000 in the third quarter of 2016, an increase of 16.4 percent compared to the third quarter of 2015. Selling, general and administrative expenses increased primarily due to expenses that vary with sales. Selling, general and administrative expenses were 11.4 percent of net sales during the third quarter of 2016 and 11.5 percent during the same period of the prior year.

Net income for the quarter ended September 30, 2016 was $4,284,000, an increase of $1,181,000 or 38.1 percent, compared to net income of $3,103,000 for the third quarter of 2015. Diluted earnings per share were $0.11 in the third quarter of 2016, an increase of $0.03 per share compared to the third quarter of the prior year.

Net sales for the nine months ended September 30, 2016 were $184,092,000, an increase of 17.1 percent compared to the first nine months of 2015. Net income for the nine-month period was $13,023,000 or $0.34 diluted earnings per share, compared to net income of $10,461,000, or $0.28 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Our third quarter financial results reflect a strong retail selling season and the continued popularity of our product offerings. The trends of the last several quarters continued with strong sales of our Robalo outboard sport fishing boats, particularly the Robalo 180 and 246 models, as well as our SunCoast outboards and Vortex Jet Boats. Within our Chaparral sterndrive offerings, several of our SSX models also sold well compared to the prior year.

Third Quarter 2016 Earnings Press Release

“We held our annual dealer conference during the third quarter, and observed that our dealers continue to be enthusiastic about the recreational boating market as well as our 2017 models. We are particularly enthusiastic regarding the Chaparral Surf Series, which we will soon be introducing to our dealers and customers. At the end of the third quarter, our order backlog was significantly higher than at the end of the third quarter of 2015, and field inventories were higher than the prior year but lower than at the end of the second quarter. We have increased production at the beginning of the fourth quarter in response to these indications of demand and in preparation for the 2017 winter boat show season,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, October 26, 2016 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 286-2314 or (719) 325-2161 for international callers and using the conference ID #8088876. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo offshore sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief that our order backlog and dealer inventory levels warrant increasing production during the fourth quarter; our plans to introduce our new Chaparral Surf Series soon; and that our new Chaparral Surf Series will be popular with dealers and customers in 2017. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2015.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Third Quarter 2016 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months
	2016	2015	% BETTER (WORSE)	2016	2015	% BETTER (WORSE)
Net Sales	$55,361	$47,038	17.7%	$184,092	$157,180	17.1%
Cost of Goods Sold	43,593	37,164	(17.3)	145,828	124,497	(17.1)
Gross Profit	11,768	9,874	19.2	38,264	32,683	17.1
Selling, General and Administrative Expenses	6,307	5,420	(16.4)	20,446	17,552	(16.5)
Operating Profit	5,461	4,454	22.6	17,818	15,131	17.8
Interest Income	121	103	17.5	364	325	12.0
Income Before Income Taxes	5,582	4,557	22.5	18,182	15,456	17.6
Income Tax Provision	1,298	1,454	10.7	5,159	4,995	(3.3)
Net Income	$4,284	$3,103	38.1%	$13,023	$10,461	24.5%

EARNINGS PER SHARE
Basic	$0.11	$0.08	37.5%	$0.34	$0.28	21.4%
Diluted	$0.11	$0.08	37.5%	$0.34	$0.28	21.4%

AVERAGE SHARES OUTSTANDING
Basic	38,355	36,889		38,339	36,982
Diluted	38,355	36,980		38,339	37,163

Third Quarter 2016 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2016	2015
ASSETS
Cash and cash equivalents	$5,182	$9,111
Marketable securities	11,516	9,007
Accounts receivable, net	6,040	3,961
Inventories	37,698	32,306
Income taxes receivable	520	713
Deferred income taxes	-	2,372
Prepaid expenses and other current assets	1,734	1,826
Total current assets	62,690	59,296
Property, plant and equipment, net	13,229	12,809
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	30,183	26,106
Deferred income taxes	4,570	2,831
Other assets	9,128	9,798
Total assets	$123,573	$114,613

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$9,128	$9,083
Accrued expenses and other liabilities	11,212	9,986
Total current liabilities	20,340	19,069
Long-term pension liabilities	5,497	6,465
Other long-term liabilities	68	77
Total liabilities	25,905	25,611
Common stock	3,836	3,814
Capital in excess of par value	5,107	3,479
Retained earnings	90,546	83,628
Accumulated other comprehensive loss	(1,821)	(1,919)
Total stockholders' equity	97,668	89,002
Total liabilities and stockholders' equity	$123,573	$114,613